EXHIBIT 12.1

                          PARENT GROUP

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                             Six Months
                                                                Ended
                                                            June 28, 1997
Fixed charges:
  Interest expense                                           $69
  Distributions on preferred securities of subsidiary         13
   trust, net of income taxes
  Estimated interest portion of rents                          9

    Total fixed charges                                      $91



Income:
  Income from continuing operations before income taxes
    and distributions on preferred securities of
    subsidiary trust                                         $463
  Eliminate equity in undistributed pretax income of
    Finance Group                                            (116)
  Fixed charges                                               91

    Adjusted income                                          $438



Ratio of income to fixed charges                             4.81